Exhibit 99.1

CONTACT:	David S. Collins	Devin Sullivan
	Chief Financial Officer	Senior Vice President
	(630) 845-4500	The Equity Group Inc.
(212) 836-9608

FUEL TECH REPORTS 2012 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

WARRENVILLE, Ill., Mar. 19, 2013 – Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported unaudited results for the three- and 12-month periods ended December 31, 2012.

Douglas G. Bailey, Chairman, President, and Chief Executive Officer, commented, “2012 was one of the more successful years in Fuel Tech’s history, highlighted by record revenues, record bookings and year-end backlog, and expansion into new territories. We ended the year with cash, cash equivalents, and marketable securities of $24.5 million, or $1.07 per diluted share, no short-term or long-term debt, and cash flow from operations of $8.7 million. Our strong financial position allowed us to return $7.9 million to our investors through our 2012 share repurchase plan and we invested $2.9 million in new product development.”

He continued, “Our Air Pollution Control (APC) segment was particularly strong in 2012, recording contract wins of $72.8 million, with much of this growth driven by our international markets. Our China-Pacific Rim business delivered solid year-over-year gains and, combined with APC’s historic $36.6 million combustion project in Chile, helped produce 2012 fourth quarter and full-year foreign revenue growth of 121% and 55%, respectively, over the comparable prior year periods. We believe that our success in gaining a foothold in new markets favors further APC growth. We are committed to further expanding our international presence as a means of both mitigating the impact of a dynamic domestic regulatory environment and addressing the expanding global need for emissions control solutions.

“Our FUEL CHEM® business segment continues to face the challenges of low natural gas prices and reduced electricity demand. Despite lower revenues, FUEL CHEM substantially maintained its margins, which we view as a testament to the quality of our product solutions. Although we believe the macro issues facing this segment will resolve, we cannot predict when this will occur. We are continuing to pursue our pipeline of new customer, end market, and product opportunities.”

Fourth Quarter 2012

Revenues for the fourth quarter 2012 totaled $26.6 million, a 5% decrease from $28.0 million in last year’s fourth quarter. Higher APC revenues were offset by revenue declines at the FUEL CHEM segment.

Net loss for the 2012 fourth quarter was $29,000, or $0.00 per diluted share, compared with net income of $1.7 million, or $0.07 per diluted share, in the same year-ago quarter. The 2012 fourth quarter included unusual charges totaling $647,000, or $0.03 per diluted share, associated with an equipment warranty issue on a legacy product sale, provisions for federal income taxes related to the settlement of our IRS audit, impairment charges, and reserves for bad debts. There were no such charges in the fourth quarter of 2011. Adjusted EBITDA for the 2012 fourth quarter was $2.1 million, down from $4.4 million in the fourth quarter of 2011.

The APC segment recorded revenues of $18.5 million, up 3% from fourth quarter 2011 revenues of $18.0 million. Segment gross margins were 29% in the fourth quarter of 2012 as compared to 44% in the fourth quarter of 2011, primarily due to the relative significance of lower margin international projects.

FUEL CHEM generated revenues of $8.1 million, a decrease of 19% from the comparable 2011 quarter revenue of $10.0 million. Current quarter revenues included $7.1 million from coal-fired units, a 22% decline from a year ago, and $1.0 million from non-coal-fired units, up 20% from the comparable prior-year quarter. These results reflect lower sales to coal-fired units as reduced electrical loads and competitive natural gas pricing affected the quantity of coal used as a fuel source. Segment gross margins decreased from 54% in the fourth quarter of 2011 to 51% in the current quarter, due to the margin mix associated with the revenues recognized during the respective quarters.

Selling, general and administrative (SG&A) expenses declined to $7.8 million in the current quarter from $9.8 million in the same year-ago period. This decrease is primarily related to lower commissions and employee incentive costs for the quarter, offset by fees paid to outside service providers and increasing costs associated with foreign operations.

Research and development (R&D) expenses increased by 105% to $0.8 million from $0.4 million during the fourth quarter of 2011, reflecting a continuing emphasis on R&D activities to enhance product offerings.

The provision for income taxes for the fourth quarter was $936,000 resulting in an effective tax rate of 103% when compared to pre-tax income of $907,000. This was the result of discrete items that were recorded during the quarter, including provisions related to the settlement of our 2009 and 2010 IRS audits, as well as losses for which we receive no income tax benefit from our foreign operations. In the fourth quarter of 2011, the provision for income taxes was $1,229,000 compared to pre-tax income of $2,953,000 resulting in an effective tax rate of 42%.

Full Year 2012

Record revenues for 2012 were $97.6 million, up 4% from 2011 revenue of $93.7 million. Net income for 2012 was $2.8 million, or $0.12 per diluted share, down from 2011 net income of $6.1 million, or $0.25 per diluted share. Net income for 2012 included the above-referenced unusual charges incurred in the year totaling $1.4 million, or $0.06 per diluted share.

Adjusted EBITDA for 2012 was $9.6 million, down 40% from 2011 Adjusted EBITDA of $15.9 million.

The APC technology segment recorded record revenues of $62.4 million, a 23% increase from 2011 APC revenues of $50.9 million. This increase primarily relates to strong growth in international markets. Segment gross margins decreased to 36% from 44% in 2011. The decrease relates to a shift from higher margin domestic APC business to lower margin international work, including our previously announced $36.6 million contract in Chile.

Annual segment revenues for FUEL CHEM totaled $35.2 million compared to $42.7 million in 2011. FUEL CHEM revenues generated from coal-fired units totaled $31.9 million, a 19% decrease versus the comparable prior-year period, while revenues generated from non-coal-fired units declined 4% to $3.3 million. Segment gross margins increased to 52% for 2012 from 50% in 2011, reflecting continued customer value and market acceptance of our products.

SG&A expenses declined to $32.7 million from $33.4 million in the same year-ago period, due to lower commissions and incentive pay of $1.4 million, decreased stock compensation costs of $1.5 million, and lower legal fees of $0.3 million. Partially offsetting these decreases were increases in personnel related costs of $0.8 million, removal of the revaluation of a contingent performance obligation related to a previous acquisition, and costs associated with growing international operations of $1.2 million, principally in China. R&D expenses for fiscal 2012 rose to $2.9 million from $1.5 million for fiscal 2011.

The provision for income taxes for 2012 was $2,302,000 resulting in an effective tax rate of 45% when compared to the pre-tax income of $5,078,000. This was the result of discrete items that were recorded during the third and fourth quarters, including provisions related to the settlement of our 2009 and 2010 IRS audits as well as losses for which we receive no income tax benefit from our foreign operations. In the prior year, the provision for income taxes was $3,109,000 compared to income before taxes of $9,257,00 resulting in an effective tax rate of 34%.

In 2012 the Company announced contract awards with a value of approximately $72.8 million. After accounting for the conversion of backlog to revenues during this period, the APC segment capital projects backlog stood at a record $46.7 million as of December 31, 2012. Subsequent to December 31, 2012, the Company has announced APC orders with a value of $7.6 million.

During the year ended December 31, 2012, 1,604,876 shares of common stock were repurchased for approximately $7.9 million under our previously announced share repurchase program. Including the 701,714 shares that were repurchased during 2011, we have paid $12.0 million to repurchase a total of 2,306,590 shares for an average price paid of $5.20 per share.

Mr. Bailey concluded, “While we have experienced some challenges in 2012, we are confident in our prospects for further growth. The commitment we made to expand our international presence in 2011 made a material contribution to 2012 results, and we foresee additional opportunites in new and existing global markets. We are continuing to strategically invest in R&D and expect that some of the early solutions we are developing will be introduced before year-end 2013. We are also exploring ways to utilize our best-in-class engineering capabilities, industry experience, and relationships to further evolve our business model to more effectively compete in a changing global market.”

Status of Annual Audit

As previously reported in its March 1, 2013 press release, the Company’s audit of its 2012 financial statements is behind its customary schedule due to an independence issue, since resolved, involving Fuel Tech’s independent auditing firm, McGladrey LLP. As a result of the steps taken to resolve the matter, the audit of the Company’s 2012 consolidated financial statements was not completed by March 18, 2013, the date by which the Annual Report on Form 10-K was required to be filed under applicable SEC rules. On March 18, 2013 the Company filed with the SEC an incomplete Annual Report on Form 10-K, which did not contain financial information, including audited financial statements and Company management’s discussion and analysis. After issuance of McGladrey’s audit report on the Company’s 2012 consolidated financial statements, the Company will file a corresponding amendment to the Form 10-K to complete its Annual Report on Form 10-K. The Company currently expects to file this amendment by April 1, 2013.

Conference Call

Management will host a conference call on Wednesday, March 20, 2013 at 9:00 AM EST to discuss the results.

•	(866) 953-6859 (Domestic) or

•	(617) 399-3483 (International)

Passcode: “Fuel Tech”

A replay of the call will be available on our website, and can be accessed by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) and using the passcode “28636201.” The replay will be available through April 14, 2013.

About Fuel Tech

Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.

The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems as well as systems that incorporate ASCR™ (Advanced Selective Catalytic Reduction), NOxOUT CASCADE®, ULTRA™ and NOxOUT-SCR® processes. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 700 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass, and other fuels are utilized.

The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx. This technology, in the form of a customizable FUEL CHEM program, is experienced on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.

Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning. In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.

Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software. These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems. For more information, visit Fuel Tech’s web site at www.ftek.com.

FORWARD LOOKING STATEMENTS

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FUEL TECH, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands of dollars, except share and per-share data)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$24,453	$28,229
Marketable securities	44	57
Accounts receivable, net of allowance for doubtful accounts of $460 and $430, respectively	30,169	34,346
Inventories	513	311
Prepaid expenses and other current assets	3,956	2,026
Income taxes receivable	156	1,124
Deferred income taxes	573	163

Total current assets	59,864	66,256

Property and equipment, net of accumulated depreciation of $19,421 and $18,239, respectively	13,749	13,625
Goodwill	21,051	21,051
Other intangible assets, net of accumulated amortization of $4,270 and $3,385, respectively	4,838	5,442
Deferred income taxes	3,688	3,798
Other assets	2,707	2,818

Total assets	$105,897	$112,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$1,181
Accounts payable	12,828	10,476
Accrued liabilities:
Employee compensation	3,175	4,902
Other accrued liabilities	4,943	6,071

Total current liabilities	20,946	22,630

Other liabilities	715	1,347

Total liabilities	21,661	23,977

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity:
Common stock, $.01 par value, 40,000,000 shares authorized, 22,111,675 and 23,644,301 shares issued, and 22,102,549 and 23,644,301 outstanding in 2012 and 2011, respectively	221	237
Additional paid-in capital	133,498	132,350
Accumulated deficit	(49,128)	(44,031)
Accumulated other comprehensive (loss) income	(392)	381
Nil coupon perpetual loan notes	76	76
Treasury stock, 9,126 and 0 shares in 2012 and 2011, respectively, at cost	(39)	—

Total stockholders’ equity	84,236	89,013

Total liabilities and stockholders’ equity	$105,897	$112,990

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per-share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues	$26,614	$28,002	$97,644	$93,668

Costs and expenses:
Cost of sales	17,128	14,788	56,899	49,857
Selling, general and administrative	7,750	9,828	32,682	33,446
Gain from revaluation of contingent performance obligation	—	—	—	(758)
Research and development	819	399	2,863	1,474

	25,697	25,015	92,444	84,019

Operating income	917	2,987	5,200	9,649

Interest expense	(3)	(23)	(93)	(148)
Interest income	22	16	78	35
Other expense	(29)	(27)	(107)	(279)

Income before taxes	907	2,953	5,078	9,257

Income tax expense	(936)	(1,229)	(2,302)	(3,109)

Net income (loss)	$(29)	$1,724	$2,776	$6,148

Net income per common share:
Basic	$0.00	$0.07	$0.12	$0.26

Diluted	$0.00	$0.07	$0.12	$0.25

Weighted-average number of common shares outstanding:
Basic	22,046,000	23,725,000	22,709,000	24,095,000

Diluted	22,900,000	24,331,000	23,535,000	24,633,000

FUEL TECH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands of dollars)

	For the years ended December 31,
	2012	2011	2010
OPERATING ACTIVITIES
Net income	$2,776	$6,148	$1,753
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,191	2,808	3,195
Amortization	898	912	886
(Gain) loss on equipment disposals/impaired assets	(72)	56	20
Gain on revaluation of ACT liability	—	(758)	(768)
Unrealized holding loss (gain) on marketable security	13	(21)	—
Allowance for doubtful accounts	26	348	12
Deferred income taxes	(458)	793	(588)
Stock compensation expense	1,306	2,810	4,274
Changes in operating assets and liabilities:
Accounts receivable	4,249	(13,279)	(3,377)
Inventories	(202)	504	(354)
Prepaid expenses, other current assets and other noncurrent assets	(1,808)	(723)	(27)
Accounts payable	2,327	2,914	1,765
Accrued liabilities and other noncurrent liabilities	(2,579)	2,346	5,379
Other	—	—	20

Net cash provided by operating activities	8,667	4,858	12,190

INVESTING ACTIVITIES
Increase in restricted cash	—	—	200
Purchases of property, equipment and patents	(2,534)	(2,408)	(2,206)
Proceeds from the sale of equipment	—	2	—

Net cash used in investing activities	(2,534)	(2,406)	(2,006)

FINANCING ACTIVITIES
Payments of short-term debt	(1,187)	(1,162)	(737)
Proceeds from exercises of stock options	—	376	10
Excess tax benefit from exercises of stock options	—	77	—
Repurchases of common stock	(7,889)	(4,111)	—
Purchase of treasury stock	(39)	—	—
Other	—	—	(5)

Net cash used in financing activities	(9,115)	(4,820)	(732)

Effect of exchange rate fluctuations on cash	(794)	73	107

Net (decrease) increase in cash and cash equivalents	(3,776)	(2,295)	9,559
Cash and cash equivalents at beginning of year	28,229	30,524	20,965

Cash and cash equivalents at end of year	$24,453	$28,229	$30,524

Supplemental Cash Flow Information:
Non-cash activities:
Decrease in contingent consideration payable	$—	$(758)	$(768)
Cash paid for:
Interest	$93	$148	$143
Income taxes paid	$2,043	$5,187	$297

FUEL TECH, INC.

BUSINESS SEGMENT FINANCIAL DATA

(Unaudited)

(in thousands of dollars)

Three months ended December 31, 2012	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$18,477	$8,137	$—	$26,614
Cost of sales	13,162	3,966	—	17,128

Gross margin	5,315	4,171	—	9,486
Selling, general and administrative	—	—	(7,750)	(7,750)
Research and development	—	—	(819)	(819)

Operating income (loss)	$5,315	$4,171	$(8,569)	$917

Three months ended December 31, 2011	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$17,971	$10,031	$—	$28,002
Cost of sales	10,129	4,659	—	14,788

Gross margin	7,842	5,372	—	13,214
Selling, general and administrative	—	—	(9,828)	(9,828)
Research and development	—	—	(399)	(399)

Operating income (loss)	$7,842	$5,372	$(10,227)	$2,987

Twelve months ended December 31, 2012	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$62,441	$35,203	$—	$97,644
Cost of sales	40,146	16,753	—	56,899

Gross margin	22,295	18,450	—	40,745
Selling, general and administrative	—	—	(32,682)	(32,682)
Research and development	—	—	(2,863)	(2,863)

Operating income (loss)	$22,295	$18,450	$(35,545)	$5,200

Twelve months ended December 31, 2011	Air Pollution Control Segment	FUEL CHEM Segment	Other	Total
Revenues from external customers	$50,930	$42,738	$—	$93,668
Cost of sales	28,467	21,390	—	49,857

Gross margin	22,463	21,348	—	43,811
Selling, general and administrative	—	—	(33,446)	(33,446)
Gain from revaluation of contingent performance obligation	—	—	758	758
Research and development	—	—	(1,474)	(1,474)

Operating income (loss)	$22,463	$21,348	$(34,162)	$9,649

Note: Fuel Tech is an integrated company that segregates its financial results into two reportable segments, both providing advanced technology and engineering solutions for the optimization of combustion systems in utility and industrial applications. The “Other” classification includes those profit and loss items not allocated by Fuel Tech to each reportable segment.

FUEL TECH, INC.

GEOGRAPHIC INFORMATION

(Unaudited)

(in thousands of dollars)

	For the years ended December 31,
	2012	2011	2010
Revenues:
United States	$70,425	$76,077	$69,002
Foreign	27,219	17,591	12,793

	$97,644	$93,668	$81,795

As of December 31,	2012	2011	2010
Assets:
United States	$86,466	$99,601	$92,485
Foreign	19,431	13,389	10,718

	$105,897	$112,990	$103,203

FUEL TECH, INC.

RECONCILIATION OF GAAP NET INCOME TO EBITDA AND ADJUSTED EBITDA

(Unaudited)

(in thousands of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net (loss) income	$(29)	$1,724	$2,776	$6,148
Interest expense	3	23	93	148
Income tax expense	936	1,229	2,302	3,109
Depreciation expense	547	557	2,191	2,808
Amortization expense	218	235	898	912

EBITDA	1,675	3,768	8,260	13,125

Stock compensation expense	462	613	1,306	2,810

ADJUSTED EBITDA	$2,137	$4,381	$9,566	$15,935

Adjusted EBITDA

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), the Company has provided an Adjusted EBITDA disclosure as a measure of financial performance. Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation expense, amortization expense and stock compensation expense. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared in accordance with GAAP standards, but are not a substitute for, or superior to, GAAP results.

Adjusted EBITDA is provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow, which we believe is a meaningful measure for our investor and analyst communities. In many cases non-GAAP financial measures are utilized by these individuals to evaluate Company performance and ultimately determine a reasonable valuation for our common stock. A reconciliation of Adjusted EBITDA to the nearest GAAP measure of net income (loss) has been included in the financial table above.